EXHIBIT 99.1

News for Immediate Release

For Further Information contact:

Paul M. Limbert
President & CEO, WesBanco, Inc.
(304) 234-9206

OR

John D. Kidd
Chairman, Oak Hill Financial, Inc.
(740) 286-3283

WesBanco, Inc. and Oak Hill Financial, Inc. Announce Merger Approval, New Markets Tax Credit
Allocation and Pending Sale of Oak Hill’s Bank Loans

WHEELING, WEST VIRGINIA, and JACKSON, OHIO, November 19, 2007– WesBanco, Inc. (Nasdaq:  WSBC) (“WesBanco”) and Oak Hill Financial, Inc. (Nasdaq:  OAKF) (“Oak Hill”) jointly announced today shareholder approval of WesBanco’s acquisition of Oak Hill.  James C. Gardill, Chairman of the Board and Paul M. Limbert, President & CEO of WesBanco, and John D. Kidd, Chairman of the Board, and Ralph E. Coffman, Jr., President & CEO of Oak Hill, made the joint announcement.

The merger, which was previously announced on July 20, 2007 and recently approved by both the Federal Reserve Bank of Cleveland and the Division of Financial Institutions of the State of Ohio, was approved on November 16, 2007 by the shareholders of both WesBanco, Inc. and Oak Hill Financial, Inc. in separate meetings.  The merger is scheduled to be consummated on November 30, 2007, subject to customary closing conditions.  Under the terms of the Agreement and Plan of Merger, WesBanco will exchange a combination of its common stock and cash for Oak Hill common stock.

Upon consummation, the combination of the two banking companies will create a bank with approximately $5.3 billion in total assets providing banking services through 114 locations and 152 ATMs in three states.

As a result of the merger, joining the WesBanco Board of Directors as of November 30, 2007 will be Oak Hill Directors John D. Kidd, Donald P. Wood, D. Bruce Knox and Neil S. Strawser.  Mr. Kidd, who was Chairman of the Board of Oak Hill, will serve as Vice Chairman of the WesBanco Board.

Oak Hill shareholders wishing to make an election regarding the consideration they would like to receive for their Oak Hill shares must deliver to Computershare Trust Co., Inc., the exchange agent, properly completed Election Forms and Letters of Transmittal, together with their stock certificates or properly completed notices of guaranteed delivery, by 5:00 P.M., E.S.T., on Tuesday, November 27, 2007, the election deadline. Oak Hill shareholders may elect cash, shares of WesBanco common stock or a combination of the two for their Oak Hill shares. All elections are subject to adjustment to ensure that 90% of the outstanding shares of Oak Hill common stock will be converted into the right to receive shares of WesBanco common stock, and the remaining shares of Oak Hill common stock will be converted into the right to receive cash. As a result, an Oak Hill shareholder may not receive the exact form of consideration elected, and the ability of an Oak Hill shareholder to receive the form of consideration elected will depend on the elections made by other Oak Hill shareholders.

New Markets Tax Credit Allocation

Oak Hill Financial, Inc. also announced that Oak Hill Banks Community Development Corp. (OHBCDC), a wholly owned subsidiary, has been selected for the second time to receive allocations of New Markets Tax Credits (NMTC). Administered by the Community Development Financial Institutions Fund of the U.S. Department of the Treasury, the NMTC program is aimed at stimulating economic and community development and job creation in low-income communities.  The program provides tax credits to investors who make qualified equity investments in privately managed investment vehicles called “community development entities” (CDEs).

In Oak Hill’s case, the company’s primary subsidiary, Oak Hill Banks, will invest up to $40 million in OHBCDC.  In return, Oak Hill Banks will be eligible to earn tax credits equal to 39% of the amount invested, or approximately $15.6 million, over the next seven years.

OHBCDC will utilize its NMTC allocation to provide loans to businesses located in eleven Appalachian counties in rural southern Ohio.  It will also provide financial counseling as part of the lending process and through a formal program of community business workshops.  The NMTC allocation will allow OHBCDC to provide short-term and long-term loans to a variety of businesses.

Pending Sale of Oak Hill’s Bank Loans

In connection with the merger of Oak Hill Banks into WesBanco, Oak Hill agreed to use commercially reasonable efforts to enter into contracts for the sale of approximately $50 million of loans and other non-performing assets.  It is anticipated that this condition will be met and substantial progress has been made in achieving the sale of the identified loans.

About WesBanco

WesBanco is a multi-state bank holding company with total assets of approximately $4.0 billion, operating through 78 banking offices, one loan production office, and 111 ATMs in West Virginia, Ohio, and Pennsylvania.  WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia.  In addition, WesBanco operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc. that also operates Mountaineer Securities, WesBanco’s discount brokerage operation.

About Oak Hill

Oak Hill Financial is a financial holding company headquartered in Jackson, Ohio.  Its subsidiary, Oak Hill Banks, operates 36 full-service banking offices and one bank loan production office in 15 counties across southern and central Ohio.  A second subsidiary, Oak Hill Financial Insurance Agency, provides group health plans, benefits administration, and other insurance services to business and public-sector organizations throughout the same region.  The company also holds 49% of Oak Hill Title Agency, LLC, which provides title services for commercial and residential real estate transactions.

Forward-Looking Statement

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the anticipated closing of the merger between WesBanco and Oak Hill, Oak Hill's New Markets Tax Credit Allocation, and the pending sale of certain Oak Hill’s bank loans in connection with the merger, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including those described in WesBanco’s 2006 Annual Report on Form 10-K, Oak Hill’s 2006 Annual Report on Form 10-K, and documents subsequently filed by WesBanco and Oak Hill with the Securities and Exchange Commission, including both companies’ Form 10-Q’s as of September 30, 2007. All forward-looking statements included in this news release are based on information available at the time of the release. Neither WesBanco nor Oak Hill assumes any obligation to update any forward-looking statement.